Exhibit 4.2

EXECUTION VERSION

Dynegy Inc.

as Issuer

Wilmington Trust, National Association

as Trustee

First Supplemental Indenture

Dated as of June 21, 2016

to the

Indenture

Dated as of June 21, 2016

7.00% Senior Amortizing Notes due 2019

i

ii

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 21, 2016, between Dynegy Inc., a Delaware corporation (the “Company”), and Wilmington Trust, National Association as trustee (the “Trustee”), supplements the indenture, dated as of June 21, 2016, between the Company and the Trustee (as amended or supplemented from time to time in accordance with the terms thereof, the “Base Indenture” and together with the Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver the Base Indenture;

WHEREAS, Section 9.01(i) of the Base Indenture provides for the Company and the Trustee to enter into supplemental indentures to the Base Indenture to establish the form and terms of Securities of any series as contemplated by Section 2.03 of the Base Indenture;

WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;

WHEREAS, the Company desires and has requested the Trustee to join with it in the execution and delivery of this Supplemental Indenture in order to supplement the Base Indenture as and to the extent set forth herein to provide for the issuance and the terms of the Company’s 7.00% Senior Amortizing Notes due 2019;

WHEREAS, pursuant to the terms of the Base Indenture, the Company has authorized the creation and issuance under this Supplemental Indenture of its 7.00% Senior Amortizing Notes due 2019, the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture; and

WHEREAS, all acts and things necessary to make this Supplemental Indenture, when duly executed and delivered, a valid and binding instrument in accordance with its terms and for the purposes herein expressed, have been done and performed.

NOW, THEREFORE, for and in consideration of the purchases of the Notes by the Holders thereof, it is mutually agreed, for the benefit of the Company and the Holders, as follows:

ARTICLE I
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01                            Scope of Supplemental Indenture.  The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall govern only the terms of (and only the rights of the Holders and the obligations of the Company with respect to), the Notes, which may be issued from time to time, and shall not apply to any other securities that may be issued under the Base Indenture (or govern the rights of the Holders or the obligations of the Company with respect to any such other securities) unless a supplemental indenture with respect to such other securities specifically incorporates such changes, modifications and supplements. The provisions of this Supplemental Indenture shall, with respect to the Notes, supersede any corresponding provisions in the Base Indenture.  Subject to the preceding sentence, and except as otherwise provided herein, the provisions of the Base Indenture shall apply to the Notes and govern the rights of the Holders of the Notes and the obligations of the Company and the Trustee with respect thereto.

Section 1.02                            Definitions and Interpretation.  For all purposes of the Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)                                 the terms defined in this Article I shall have the meanings assigned to them in this Article I and include the plural as well as the singular;

(b)                                 all words, terms and phrases defined in the Base Indenture (but not otherwise defined herein) shall have the same meanings as in the Base Indenture and all words, terms and phrases defined in the TIA shall have the meanings provided therein;

(c)                                  the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section, Exhibit or other subdivision;

(d)                                 the definition of any term in this Supplemental Indenture that is also defined in the Base Indenture, shall for the purposes of this Supplemental Indenture supersede the definition of such term in the Base Indenture;

(e)                                  headings are for convenience of reference only and do not affect interpretation;

(f)                                   “or” is not exclusive; and

(g)                                  the following terms have the meanings set forth below:

“2014 Indenture” means the indenture dated as of October 27, 2014, between the Company (as successor to Dynegy Finance II, Inc.) and Wilmington Trust, National Association, as trustee, as supplemented prior to the date of the Indenture.

“Acquisition Redemption Notice” has the meaning ascribed to it in the Purchase Contract Agreement.

“Acquisition Redemption Settlement Date” has the meaning ascribed to it in the Purchase Contract Agreement.

“Acquisition Termination Redemption” has the meaning ascribed to it in the Purchase Contract Agreement.

“Additional Interest” has the meaning specified in Section 6.04(a).

“Applicable Procedures” means, with respect to any matter at any time, the policies and procedures of a Depositary, if any, that are applicable to such matter at such time.

“Base Indenture” has the meaning ascribed to it in the first recital of this Supplemental Indenture.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Certificate of Authentication” means the Certificate of Authentication substantially in the form attached as a part of Exhibit A hereto.

“Certificated Note” means a Note in definitive registered form.

“Clearing Agency” means an organization registered as a “Clearing Agency” pursuant to Section 17A of the Exchange Act.

“Close of Business” means 5:00 p.m., New York City time.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company authorized at the date of this instrument as originally executed or shares of any class or classes of common stock resulting from any reclassification or reclassifications thereof.

“Company” has the meaning ascribed to it in the first paragraph of this Supplemental Indenture.

“Component Note” means a Note in global form and attached to a Global Unit that (a) shall evidence the number of Notes specified therein that are components of the Units evidenced by such Global Unit, (b) shall be registered on the Security Register in the name of Wilmington Trust, National Association, as attorney-in-fact of holder(s) of the Units of which such Notes form a part, and (c) shall be held by the Purchase Contract Agent as attorney-in-fact for such holder(s), together with the Global Unit, as custodian of such Global Unit for the Depositary.

“Corporate Trust Office” means the principal corporate trust office of the Trustee at which, at any particular time, the Indenture shall be administered, which office at the date hereof is located at Wilmington Trust, National Association, Attn: Corporate Trust Officer, 15950 N. Dallas Parkway, Suite 550, Dallas, Texas 75248.

“Covenant Defeasance” has the meaning ascribed to it in Section 5.04.

“Credit Agreement” shall have the meaning ascribed to it in the 2014 Indenture.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Discharge” has the meaning specified in Section 5.02.

“DTC” means The Depository Trust Company.

“Early Mandatory Settlement Date” has the meaning ascribed to it in the Purchase Contract Agreement.

“Early Mandatory Settlement Notice” has the meaning ascribed to it in the Purchase Contract Agreement.

“Early Mandatory Settlement Notice Date” has the meaning ascribed to it in the Purchase Contract Agreement.

“Early Mandatory Settlement Right” has the meaning ascribed to it in the Purchase Contract Agreement.

“EDGAR” means the Electronic Data-Gathering, Analysis, and Retrieval system of the SEC or any successor system thereto.

“Effective Date” has the meaning ascribed to it in the Purchase Contract Agreement.

“Event of Default” has the meaning ascribed to it Section 6.02.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any statute successor thereto, in each case as amended from time to time, together with the rules and regulations promulgated thereunder.

“Fundamental Change” has the meaning ascribed to it in the Purchase Contract Agreement.

“Global Note” means a Note in global form registered in the name of the Depositary or its nominee and substantially in the form attached hereto as Exhibit A.

“Global Unit” has the meaning ascribed to such term in the Purchase Contract Agreement.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Holder” means a Person in whose name a Note is registered in the Security Register.

“Indenture” has the meaning given in the recitals hereto.

“Initial Principal Amount” means $18.94911 per Note.

“Installment Payment” has the meaning ascribed to it in Section 2.03(a).

“Installment Payment Date” means each January 1, April 1, July 1 and October 1, commencing on October 1, 2016 and ending on the Maturity Date.

“Installment Payment Period” means the period from, and including, the Issue Date to, but excluding, the first Installment Payment Date and each subsequent period from, and including, an Installment Payment Date to, but excluding, the immediately succeeding Installment Payment Date.

“Issue Date” means June 21, 2016.

“Issuer Free Writing Prospectus” means the Issuer Free Writing Prospectus filed with the SEC by the Company and dated June 16, 2016, relating to the offering of the Units.

“Issuer Order” means a written order signed in the name of the Company by its Chairman of the Board of Directors, its President, one of its Vice Presidents, or its Treasurer, and delivered to the Purchase Contract Agent or the Trustee.

“Legal Defeasance” has the meaning ascribed to it in Section 5.03.

“Material Subsidiary” mean any of the Company’s wholly-owned domestic Subsidiaries that is, on the date of determination of any event specified in Section 6.02(d) or 6.02(e) a borrower under the Credit Agreement or guarantees any indebtedness under the Credit Agreement.

“Maturity Date” means July 1, 2019.

“Note” and “Notes” have the respective meaning ascribed to them in Section 2.01(a).

“Notice of Default” has the meaning ascribed to it in Section 6.02.

“Outstanding” means, with respect to the Notes, notwithstanding anything to the contrary in Section 2.10 of the Base Indenture, any Notes authenticated by the Trustee except (i) Notes cancelled by it, (ii) Notes delivered to it for cancellation and (iii)(A) Notes replaced pursuant to Section 2.09 of the Base Indenture, on and after the time such Notes are replaced (unless the Trustee and the Company receive proof satisfactory to them that such Notes are held by a bona fide purchaser), (B) any and all Notes, as of the Maturity Date, if the Paying Agent holds, in accordance with the Indenture, money sufficient to pay all of the Notes then payable, and (C) any and all Notes owned by the Company or any Affiliate of the Company, except that in determining whether the Trustee shall be protected in relying upon any request, demand, authorization, direction, notice consent or waiver or other action that is to be made by a requisite principal amount of Notes then Outstanding, only such Notes which a Responsible Officer of the Trustee knows to be so owned shall be disregarded.

“Paying Agent” means any Person (including the Company acting in such capacity) authorized by the Company to pay the principal, interest and other amounts otherwise due on the Notes on behalf of the Company.

The Trustee shall initially act as Paying Agent as provided in Section 3.03.  The Company may designate an alternate or additional Paying Agent by providing written notice to the Holders.

“Payment Default” has the meaning ascribed to it in Section 6.02(d)(i).

“Preliminary Prospectus Supplement” means the preliminary prospectus supplement, dated June 15, 2016, related to the offering of the Units, as filed with the Securities and Exchange Commission.

“Purchase Contract” has the meaning ascribed to it in the Purchase Contract Agreement.

“Purchase Contract Agent” means Wilmington Trust, National Association, a national banking association, in its capacity as such under the Purchase Contract Agreement, until a successor Purchase Contract Agent shall have become such pursuant to the applicable provisions of the Purchase Contract Agreement, and thereafter “Purchase Contract Agent” shall mean such Person.

“Purchase Contract Agreement” means the Purchase Contract Agreement, dated as of June 21, 2016, between the Company and Wilmington Trust, National Association, as Purchase Contract Agent and as Trustee.

“Qualifying Equity Interests” has the meaning ascribed to it in the 2014 Indenture.

“Registrar” with respect to the Notes, initially means the Trustee.

“Regular Record Date” means, with respect to any Installment Payment Date, the immediately preceding March 15, June 15, September 15 or December 15, as applicable.

“Reporting Event of Default” has the meaning ascribed to it in Section 6.04(a).

“Repurchase Date” means (i) for a repurchase in connection with a Fundamental Change, the date specified by the Company in the notice of a Fundamental Change, which will be at least 20 but not more than 45 Business Days following the Effective Date, (ii) for a repurchase in connection with the Company’s Early Mandatory Settlement Right, the date specified by the Company in the Early Mandatory Settlement Notice, which date shall be at least 20 but no more than 45 Business Days following the Early Mandatory Settlement Notice Date (and which shall be required to fall on the Early Mandatory Settlement Date) and (iii) for a repurchase in connection with an Acquisition Termination Redemption, the date specified by the Company in the Acquisition Redemption Notice, which shall be at least 20 but not more than 45 Business Days following the date of the Acquisition Redemption Notice.

“Repurchase Notice” means a notice in the form entitled “Form of Repurchase Notice” on the reverse side of the Notes.

“Repurchase Price” means with respect to a Note to be repurchased pursuant to Article IX, an amount equal to the principal amount of such Note as of the Repurchase Date, plus accrued and unpaid interest, if any, on such principal amount from, and including, the immediately preceding Installment Payment Date (or, if none, from, and including, the Issue Date) to, but not including, such Repurchase Date, calculated at an annual rate of 7.00% (as increased by any Additional Interest); provided that, if the Repurchase Date falls after a Regular Record Date and on or prior to the immediately succeeding Installment Payment Date, the Installment Payment payable on such Installment Payment Date will be paid on such Installment Payment Date to the Holder as of the Close of Business on such Regular Record Date and shall be deducted from the Repurchase Price.

“Repurchase Right” has the meaning ascribed to it in Section 9.01.

“SEC” means the United States Securities and Exchange Commission.

“Security Register” and “Security Registrar” have the meaning ascribed to them in the Purchase Contract Agreement.

“Separate Note” has the meaning ascribed to it in the Purchase Contract Agreement.

“Separate Purchase Contract” has the meaning ascribed to it in the Purchase Contract Agreement.

“Significant Subsidiary” means, with respect to any Person, a Subsidiary of such person that would constitute a “significant subsidiary” as such term is defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as in effect on the Issue Date.

“Subsidiary,” when used with respect to any Person, means:

(i) any corporation, association or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Successor Company” has the meaning ascribed to it in Section 7.01(a).

“Trustee” has the meaning ascribed to it in the first paragraph of this Supplemental Indenture.

“Unit” has the meaning ascribed to it in the Purchase Contract Agreement.

Section 1.03                            References to Interest. Any reference to interest on, or in respect of, any Note in this Supplemental Indenture shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to Section 6.04(a).  Any express mention of the payment of Additional Interest in any provision hereof shall not be construed as excluding Additional Interest in those provisions hereof where such express mention is not made.

ARTICLE II
GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01                            Designation, Principal Amount and Original Issuance.

(a)                                 Establishment; Designation. Pursuant to Section 2.03 of the Base Indenture, there is hereby established and authorized a new series of Securities under the Indenture, which series of Securities shall be designated the “7.00% Senior Amortizing Notes due 2019” (the “Notes,” and “Note” means each note of such series having an initial principal amount equal to the Initial Principal Amount) and shall mature on the Maturity Date.

(b)                                 Initial Issuance. The aggregate principal amount of Notes that may initially be authenticated and delivered under the Indenture is limited to $87,165,860.00 except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.02, 2.05, 2.08, 2.09 and 2.12 of the Base Indenture.

Section 2.02                            Form of Notes.

(a)                                 The Notes will initially be issued as Component Notes in the form of Attachment 4 to the form of Global Unit attached as Exhibit A to the Purchase Contract Agreement, and will be attached to the related Global Unit and registered in the name of Wilmington Trust, National Association, as attorney-in-fact of the holder(s) of such Global Unit.

(b)                                 Holders of Units have the right to separate such Units into their constituent parts, consisting of Separate Purchase Contracts and Separate Notes, during the times, and under the circumstances, as provided in Section 2.03 of the Purchase Contract Agreement. Upon separation of any Unit into its constituent parts, (i) if such Unit is a Global Unit, (x) the Separate Notes will initially be evidenced by Global Notes deposited with the Trustee as custodian for the Depositary and registered in the name of the Depositary or its nominee and (y) the Trustee shall register in accordance with its procedures and the Applicable Procedures (1) a decrease in the Global Unit and the amount of the Component Note represented thereby by the amount of such Separate Notes by documenting it on Schedule A of such Component Note and on Schedule A of such Global Unit, and (2) a corresponding increase in the amounts of the Global Note representing Separate Notes by documenting it on Schedule A of such Global Notes, or (ii) if such Unit is in definitive, registered form, the Separate Notes will be evidenced by a Certificated Note, in each case, as provided in Section 2.03 of the Purchase Contract Agreement.  Following separation of any Unit into its constituent Separate Note and Separate Purchase Contract, the Separate Notes are transferable independently from the Separate Purchase Contracts. In addition, Separate Notes can be recombined with Separate Purchase Contracts to recreate Units, as provided for in Section 2.04 of the Purchase Contract Agreement and following such recreation, the Trustee, as applicable, shall register in accordance with its procedures and the Applicable Procedures (i) an increase in the Global Unit and the amount of the Component Note represented thereby by the amount of the Separate Notes to be recombined by documenting it on Schedule A of such Component Note and on Schedule A of such Global Unit, and (ii) a corresponding decrease in the amounts of the Global Note representing such Separate Notes by documenting it on Schedule A of such Global Note.

(c)                                  The terms of the Global Note are incorporated by reference herein and is part of this Supplemental Indenture.

(d)                                 The Notes shall be issuable in denominations initially equal to the Initial Principal Amount and integral multiples in excess thereof.

Section 2.03                            Installment Payments.

(a)                                 On each Installment Payment Date, the Company shall pay an installment on each Note of $1.7500 (each such payment, an “Installment Payment”) in cash at the place, at the respective times and in the manner provided in the Notes; provided that the Installment Payment on each Note on October 1, 2016 shall equal $1.94444.  Installment Payments shall be paid to the Person in whose name a Note is registered at the Close of Business on the Regular Record Date corresponding to such Installment Payment Date.

(b)                                 Each Installment Payment shall constitute a payment of interest (at an annual rate of 7.00%) and a partial repayment of principal on the Note, allocated as set forth in the schedule below:

Scheduled Installment Payment Date	Amount of Principal per Note	Amount of Interest per Note
October 1, 2016	$1.57599	$0.36845
January 1, 2017	$1.44597	$0.30403
April 1, 2017	$1.47128	$0.27872
July 1, 2017	$1.49702	$0.25298
October 1, 2017	$1.52322	$0.22678
January 1, 2018	$1.54988	$0.20012
April 1, 2018	$1.57700	$0.17300
July 1, 2018	$1.60460	$0.14540
October 1, 2018	$1.63268	$0.11732
January 1, 2019	$1.66125	$0.08875
April 1, 2019	$1.69032	$0.05968
July 1, 2019	$1.71990	$0.03010

(c)                                  Each Installment Payment for any Installment Payment Period shall be computed on the basis of a 360-day year of twelve 30-day months. If an Installment Payment is payable for any period shorter or longer than a full Installment Payment Period, such Installment Payment shall be computed on the basis of the actual number of days elapsed per 30-day month.

(d)                                 If any date on which an Installment Payment is payable is not a Business Day, then payment of the Installment Payment on such date shall be made on the next succeeding day that is a Business Day, and without any interest or other payment in respect of any such delay. However, if such Business Day is in the next succeeding calendar year, then such Installment Payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date when such Installment Payment was originally due.

(e)                                  Notwithstanding anything to the contrary herein, the amount of any Installment Payment for any Installment Payment Period shall be increased by the amount of Additional Interest, if any, payable for such Installment Payment Period pursuant to Section 6.04(a).

Section 2.04                            Depositary.  The Depositary for the Global Note shall initially be DTC. The Global Note (which shall initially have a balance of zero) shall be deposited on or about the Issue Date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC.

None of the Company, the Trustee, the Security Registrar or the Paying Agent shall have any responsibility or obligation to any Beneficial Owner of a Global Note, an agent member or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any agent member, with respect to any ownership interest in the Notes or with respect to the delivery to any agent member, Beneficial Owner or other Person (other than the Depositary) of any notice or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and the Indenture shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of Beneficial Owners in a Global Note shall be exercised only through the Depositary pursuant to the Applicable Procedures. The Company, the Trustee, the Security Registrar and the Paying Agent shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any Beneficial Owners. The Company, the Trustee, the Paying Agent and the Security Registrar shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered Holder of any Global Note for all purposes of the Indenture relating to such Global Note (including the payment or delivery of amounts due hereunder and the giving of instructions or directions by or to any Beneficial Owner) as the sole Holder of such Global Note and shall have no obligations to the Beneficial Owners thereof. None of the Company, the Trustee, the Paying Agent and the Security Registrar shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Note, for the records of any such Depositary, including records in respect of the Beneficial Owners of any such Global Note, for any transactions between the Depositary and any agent member or between or among the Depositary, any such agent member and/or any Holder or Beneficial Owner of such Global Note, or for any transfers of beneficial interests in any such Global Note.

Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Company, the Trustee, or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any depositary (or its nominee), as a Holder, with respect to such Global Note or shall impair, as between such Depositary and Beneficial Owners of such Global Note, the operation of customary practices governing the exercise of the rights of such depositary (or its nominee) as Holder of such Global Note.

None of the Company, the Trustee, the Paying Agent or the Security Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among participants of DTC, members or Beneficial Owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.05                            Certificated Notes.  If:

(a)                                 the Depositary is unwilling or unable to continue as Depositary for such Global Note and the Company is unable to find a qualified replacement for such Depositary within 90 days;

(b)                                 at any time the Depositary ceases to be a Clearing Agency; or

(c)                                  the Company elects, in its sole discretion, to allow some or all Global Units, Global Purchase Contracts or Global Notes to be exchangeable for securities in registered definitive form;

then, in each case, the Company shall execute, and the Trustee, upon receipt of an Issuer Order for the authentication and delivery of Certificated Notes, shall authenticate and deliver Certificated Notes in any authorized denominations, in an aggregate principal amount equal to the principal amount of the Global Note or Notes representing such Notes (or in an aggregate principal amount equal to the principal amount of the Notes in respect of which a Beneficial Owner (through the Depositary) has requested the issuance of Notes in physical, certificated form pursuant to clause (c) above) in exchange for such Global Note or Notes (or relevant portion thereof).

ARTICLE III
COVENANTS

Section 3.01                            Covenants Made in the Base Indenture.

The Holders shall have the benefit of the covenants set forth in Article IV of the Base Indenture unless specified otherwise herein.

Section 3.02                            Payment of Installment Payments.

The Company covenants and agrees that it will cause to be paid the Installment Payments (for the avoidance of doubt, as increased by any Additional Interest), on each of the Notes at the places, at the respective times and in the manner provided herein and in the Notes.

Section 3.03                            Paying Agent and Security Registrar.

The Company hereby initially designates the Trustee as the Paying Agent and Security Registrar, and the Corporate Trust Office, which shall be in the continental United States, shall be considered as one such office or agency of the Company for each of the aforesaid purposes.

With respect to any Global Note, the Corporate Trust Office of the Trustee or any Paying Agent shall be the place of payment where such Global Note may be presented or surrendered for payment, registration of transfer or exchange, or where successor Notes may be delivered in exchange therefor; provided, however, that any such payment, registration of transfer or exchange effected pursuant to the Applicable Procedures for such Global Note shall be deemed to have been effected at the Place of Payment for such Global Note in accordance with the provisions of the Indenture.

Section 3.04                            Appointments to Fill Vacancies in Trustee’s Office.

The Company, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint, in the manner provided in Section 7.08 of the Base Indenture, a Trustee, so that there shall at all times be a Trustee hereunder.

Section 3.05                            Deposit of Installment Payments.

The Company shall, on or before each Installment Payment Date deposit with the Paying Agent a sum sufficient to pay the Installment Payments then due and payable and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of any failure to take such action, provided that, if such deposit is made on the Installment Payment Date, such deposit must be received by the Paying Agent by 11:00 a.m., New York City time, on such Installment Payment Date.

Section 3.06                            Reports.

This Section 3.06 replaces Section 4.03 of the Base Indenture in its entirety with respect to the Notes.  With respect to the Notes, references in the Base Indenture to Section 4.03 of the Base Indenture are deemed replaced with references to this Section 3.06.

The Company shall deliver to the Trustee, within 15 days after it is required to file the same with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Company may be required to file   pursuant to Section 13 or 15(d) of the Exchange Act.  For the purposes of this Section 3.06, any such information, documents or report that the Company files with the SEC through EDGAR (or any successor thereto) will be deemed to be delivered to the Trustee as of the time of such filing through EDGAR (or such successor thereto); provided, however, that the Trustee shall have no obligation whatsoever to determine whether such filing occurred.

Delivery of any such reports, information and documents to the Trustee shall be for informational purposes only and the Trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Indenture (as to which the Trustee is entitled to rely exclusively on an Officers Certificate).

Section 3.07                            Statements as to Defaults.

The Company shall deliver, within 120 calendar days after the end of each fiscal year, to the Trustee an annual statement regarding compliance with the Indenture, and include in such statement, if any Officer is aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.  In addition, the Company shall deliver prompt written notice upon becoming aware of the occurrence of any Default or Event of Default and of what action the Company is taking or proposes to take with respect thereto. This Section 3.07 shall, with respect to the Notes, replace Section 4.04 of the Base Indenture to the extent inconsistent with this Section 3.07.

Section 3.08                            Additional Interest Notice.

If Additional Interest is payable by the Company pursuant to Section 6.04(a) hereof, the Company shall deliver to the Trustee an Officer’s Certificate to that effect stating the date on which Additional Interest began accruing. In addition, the Company shall deliver to the Trustee an Officer’s Certificate stating when Additional Interest has ceased accruing, along with the amount of such Additional Interest payable, but failure to deliver such certificate shall not cause Additional Interest to accrue beyond the date that it accrues pursuant to Section 6.04(a) hereof.  Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that no such Additional Interest is payable.  If the Company has paid Additional Interest directly to the Persons entitled to them, the Company shall deliver to the Trustee an Officer’s Certificate setting forth the particulars of such payment.

ARTICLE IV
REDEMPTION AND SINKING FUNDS

Section 4.01                            Article Three of the Base Indenture; No Redemption or Sinking Funds.  Article III of the Base Indenture shall not apply to the Notes. The Company shall not be permitted to redeem the Notes, and no sinking fund is provided for the Notes.

ARTICLE V
DISCHARGE AND DEFEASANCE

Section 5.01                            Inapplicability of Provisions of Base Indenture; Discharge of the Indenture.

Article VIII and Article X of the Base Indenture shall not apply to the Notes.  Instead, the discharge and defeasance provisions set forth in this Article V shall, with respect to the Notes, supersede in their entirety Article VIII and Article X of the Base Indenture.

Section 5.02                            Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes issued hereunder (“Discharge”), when:

(a)                                 either:

(i)                                     all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from their trust as provided in this Indenture) have been delivered to the Trustee for cancellation; or

(ii)                                  all the Notes that have not been delivered to the Trustee for cancellation will mature within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank or firm of independent public accountants delivered to the Trustee to pay the principal of, and interest on, the Outstanding Notes to the Maturity Date;

(b)                                 in respect of subclause (ii) of clause (a) of this Section 5.02, no Default or Event of Default has occurred and is continuing as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under any other instrument to which the Company is a party or by which the Company is bound;

(c)                                  the Company has paid or caused to be paid all sums payable by it under this Indenture; and

(d)                                 the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of principal of, and interest on, the outstanding Notes to their maturity.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel (subject to customary assumptions and exceptions) to the Trustee stating that all conditions precedent to satisfaction and discharge pursuant to this section have been satisfied.

Section 5.03                            Legal Defeasance.

The Company shall, subject to Section 5.09 and the satisfaction of the conditions set forth in Section 5.05, be deemed to have been discharged from its obligations with respect to the Notes on the date the conditions set forth in Section 5.05 are satisfied (“Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Notes, which shall thereafter be deemed to be Outstanding only for the purposes of Section 5.06 hereof and the other Sections of this Supplemental Indenture referred to in Section 5.09 below, and to have satisfied all of its obligations under the Notes and the Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments delivered to it by the Company acknowledging the same). The Company may exercise Legal

Defeasance with respect to the Notes notwithstanding the prior exercise of Covenant Defeasance with respect to the Notes.

Section 5.04                            Covenant Defeasance.

The Company shall, subject to Section 5.09 and the satisfaction of the conditions set forth in Section 5.05, be released from its obligations under the covenants contained in Section 3.06 and in Article VII (other than Section 7.01(a)(y)) and, on and after the date that the conditions set forth in Section 5.05 are satisfied with respect to the Notes (“Covenant Defeasance”), the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in such covenants, whether directly or indirectly, by reason of any reference elsewhere herein to such covenants or by reason of any reference in such covenants to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.02, but, except as specified above, the remainder of the Indenture and the Notes shall be unaffected thereby.

Upon the Company’s exercise of Covenant Defeasance, subject to the satisfaction of the conditions set forth in Section 5.05 and the exceptions set forth in Section 5.09, clauses (c) through (d) of Section 6.02 shall not constitute Defaults or Events of Default hereunder.

Section 5.05                            Conditions to Legal or Covenant Defeasance.  In  order to exercise either Legal Defeasance or Covenant Defeasance:

(a)                                 The Company must irrevocably deposit, or cause to be deposited, with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank or firm of independent public accountants delivered to the Trustee, to pay principal of, and interest, on, the outstanding Notes to their maturity;

(b)                                 in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel by an independent U.S. tax counsel of recognized standing (subject to customary assumptions and exceptions) confirming that:

(i)                                     the Company has received from, or there has been published by, the Internal Revenue Service a ruling or

(ii)                                  since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)                                  in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel by an independent U.S. tax counsel of recognized standing (subject to customary assumptions and exceptions) confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)                                 no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(e)                                  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under this Indenture or any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f)                                   the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(g)                                  the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (subject to customary assumptions and exceptions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 5.06                            Application of Trust Money.

Subject to Section 5.07, the Trustee will hold in trust the money or Government Securities deposited with it pursuant to Section 5.02 or pursuant to Legal Defeasance or Covenant Defeasance, and apply the deposited money and the proceeds from deposited Government Securities to the payment of principal of and interest on the Notes (in the form of Installment Payments) in accordance with the Notes and the Indenture. Such money and Government Securities need not be segregated from other funds except to the extent required by law.

Section 5.07                            Repayment to Company.

Upon the satisfaction and discharge of the Indenture, all monies, if any, then held by any Paying Agent (if other than the Trustee) shall, upon written request of the Company, be repaid to it or paid to the Trustee, and thereupon such Paying Agent shall be released from all further liability with respect to such monies.

Subject to the requirements of applicable law, any monies deposited with or paid to the Trustee for payment of the Installment Payments with respect to the Notes and not applied but remaining unclaimed by the Holders of the Notes for two years after the date upon which the Installment Payments with respect to such Notes, shall have become due and payable, shall be repaid to the Company by the Trustee or the Paying Agent on demand, and all liability of the Trustee shall thereupon cease with respect to such monies; and the Holders shall thereafter look only to the Company for any payment that such Holder may be entitled to collect unless an applicable abandoned property law designates another person; provided, however, that before the Trustee or such Paying Agent are required to make any such repayment, the Company shall cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in The Borough of Manhattan, The City of New York, New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than thirty days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 5.08                            Reinstatement.

If the Trustee or the Paying Agent is unable to apply any money in accordance with Section 5.06 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under the Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Sections 5.02 or 5.05, as the case may be, until such time as the Trustee or the Paying Agent is permitted to apply all such money and shares of Common Stock in accordance with Section 5.06; provided, however, that if the Company makes any payment of interest on, principal of or payment in respect of any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money, if any, held by the Trustee or Paying Agent.

Section 5.09                            Provisions to Survive Defeasance and Discharge.

Notwithstanding the foregoing and Sections 5.02, 5.03 and 5.04, no Discharge, Legal Defeasance or Covenant Defeasance pursuant to this Article V shall affect the following obligations to, or rights of, the Holders of the Notes:

(a)                                 the rights of registration of transfer and exchange of the Notes;

(b)                                 the Company’s obligations with respect to the Notes concerning mutilated, defaced, destroyed, lost or stolen Notes;

(c)                                  the rights of Holders of Notes to receive payments in respect of the principal thereof and interest thereon (in the form of Installment Payments), upon the original due dates therefor, but not upon acceleration;

(d)                                 the rights, indemnities and immunities of the Trustee, and the Company’s obligations in connection therewith;

(e)                                  the rights of Holders of Notes that are beneficiaries with respect to property so deposited with the Trustee payable to all or any of them;

(f)                                   the maintenance of an office or agency for payment and money for payments held in trust in respect of the Notes;

(g)                                  the rights and obligations under Article IX hereof; and

(h)                                 the provisions under Section 5.03 hereof.

ARTICLE VI
 DEFAULTS AND REMEDIES

Section 6.01                            Article VI of the Base Indenture.

Article VI of the Base Indenture shall not apply to the Notes.  Instead, this Article VI supersedes Article VI of the Base Indenture in its entirety, and references in the Base Indenture to provisions of Article VI thereof shall be deemed to be references to the corresponding provisions of this Article VI.

Section 6.02                            Events of Default.  Each of the following events shall be an “Event of Default” wherever used with respect to the Notes:

(a)                                 (i) failure by the Company to pay any Installment Payment on any Note when such is due which failure to pay is not cured within 30 days or (ii) failure by the Company to pay the Repurchase Price of any Note when due;

(b)                                 failure by the Company to give notice of a Fundamental Change when any such notice is due pursuant to the terms of the Purchase Contract Agreement;

(c)                                  failure by the Company to comply with any of its agreements or covenants in, or provisions of, the Notes or the Indenture, and such failure continues for 60 days after receipt by the Company of a Notice of Default;

(d)                                 default by the Company or any Material Subsidiary under any document evidencing any indebtedness for borrowed money by the Company or any Material Subsidiary, whether such indebtedness exists on the date of the Indenture or is created thereafter, if that default:

(i)                                     is caused by a failure to pay principal when due at final (and not any interim) maturity on or prior to the expiration of any grace period provided in such indebtedness (a “Payment Default”); or

(ii)                                  results in the acceleration of such indebtedness prior to its express maturity (without acceleration having been rescinded, annulled or otherwise cured),

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated (without such acceleration having been rescinded, annulled or otherwise cured), aggregates $100.0 million or more; provided that this Section 6.02(d) shall not apply to (A) secured indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness and (B) any indebtedness that is required to be converted into Qualifying Equity Interests upon the occurrence of certain designated events so long as no payments in cash or otherwise are required to be made in accordance with such conversion; or

(e)                                  a court of competent jurisdiction (i) enters an order or decree under any Bankruptcy Law that is for relief against the Company or any Material Subsidiary in an involuntary case; (ii) appoints a custodian for all or substantially all of the property of the Company or any Material Subsidiary; or (iii) orders the liquidation of the Company or any Material Subsidiary and, in each of clauses (i), (ii) or (iii), the order, appointment or decree remains unstayed and in effect for at least 60 consecutive days; or (b) the Company or any Material Subsidiary, pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; or (iv) makes a general assignment for the benefit of its creditors.

A Default as described in Section 6.02(c) above shall not be deemed an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in principal amount of the Notes then Outstanding notify the Company and the Trustee in writing, of the Default and the Company does not cure the Default within 60 calendar days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default” (such notice, a “Notice of Default”).

Section 6.03                            Acceleration; Rescission and Annulment.

(a)                                 Subject to Section 6.04(a), if one or more Events of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), then, and in each and every such case, unless the principal of all of the Notes shall have already become due and payable, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then Outstanding, by notice in writing to the Company (and to the Trustee if given by the Holders), may declare 100% of the principal of, and accrued and unpaid interest, if any, on all the Notes to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable, anything in the Indenture or in the Notes contained to the contrary notwithstanding; provided, however, that if an Event of Default specified in Section 6.02(e) with respect to the Company (and not solely with respect to one or more Material Subsidiaries) occurs and is continuing, the Installment Payments on any Notes shall be immediately due and payable.

(b)                                 The Holders of a majority in aggregate principal amount of the Notes then Outstanding, by written notice to the Trustee, may waive all Defaults with respect to the Notes (other than a Default or an Event of Default resulting from a failure to pay the Installment Payments) and rescind and annul such declaration of acceleration resulting from such Defaults (other than a Default or an Event of Default resulting from a failure to pay the Installment Payments) and their consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, other than the nonpayment of the Installment Payments that have become due solely by such declaration of acceleration, have been cured or waived then such Default (other than a Default or an Event of Default resulting from a failure to pay the Installment Payments) shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; provided, that no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon.

Section 6.04                            Additional Interest.

(a)                                 Notwithstanding any provisions of the Indenture to the contrary, during the first 180 days after the occurrence of an Event of Default relating to the Company’s failure to comply with Section 3.06 (a

“Reporting Event of Default”), the Company by notifying the Trustee, the Paying Agent and all of the Holders, in writing, on or before the Close of Business on the fifth Business Day immediately following the date on which such Event of Default otherwise would occur, may elect that the sole remedy of the Holders for such a Reporting Event of Default will consist exclusively of the right to receive additional interest on the Notes (“Additional Interest”) at a rate per year equal to (i) 0.25% of the Outstanding principal amount of the Notes for the first 90 days after the occurrence of such Reporting Event of Default and (ii) 0.50 % of the Outstanding principal amount of the Notes for the 90 days immediately following such 90-day period, payable in arrears on each Installment Payment Date following the date on which such Reporting Event of Default first occurs and in the same manner as regular interest on the Notes (which Additional Interest will, for the avoidance of doubt, result in an increase in the amount of any such Installment Payment). The Notes may not be accelerated during such five Business Day period following a Reporting Event of Default.

(b)                                 (x) On the 181st day after such Reporting Event of Default (if such violation is not cured or waived prior to such 181st day) or (y) if the Company does not elect to pay Additional Interest upon a Reporting Event of Default in accordance with Section 6.04(a) or fails to timely provide the notice of the Company’s election to pay Additional Interests pursuant to Section 6.04(a), the Notes will be subject to acceleration as described in Section 6.03.

Section 6.05                            Control by Majority.

At any time, the Holders of a majority of the aggregate principal amount of the Notes then Outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or for exercising any trust or power conferred on the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or, subject to the Trustee’s duties under Article VII of the Base Indenture and the TIA, that the Trustee determines to be unduly prejudicial to the rights of a Holder or to the Trustee, or that would potentially involve the Trustee in personal liability unless the Trustee is offered indemnity or security satisfactory to it, in its sole discretion, against any loss, liability or expense to the Trustee that may result from the Trustee’s instituting such proceeding as the Trustee.  Prior to taking any action hereunder, the Trustee will be entitled to indemnification satisfactory to it against all losses and expenses caused by taking or not taking such action.

Section 6.06                            Limitation on Suits.  Subject to Section 6.07 hereof, no Holder may pursue a remedy with respect to the Indenture or the Notes unless:

(a)                                 such Holder has previously delivered to the Trustee written notice that an Event of Default has occurred and is continuing;

(b)                                 the Holders of at least 25% of the aggregate principal amount of the Notes then Outstanding have delivered to the Trustee a written request that the Trustee pursue a remedy with respect to such Event of Default;

(c)                                  such Holder or Holders have offered and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or other expense in compliance with such written request;

(d)                                 the Trustee has not complied with such written request within 60 days after receipt of such written request and offer of security or indemnity; and

(e)                                  during such 60-day period, the Holders of a majority of the aggregate principal amount of the Notes then Outstanding did not deliver to the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such written request.

A Holder may not use the Indenture to prejudice the rights of any other Holder or to obtain a preference or priority over any other Holder, it being understood that the Trustee does not have any affirmative duty to ascertain whether any usage of the Indenture by a Holder is unduly prejudicial to such other Holders.

Section 6.07                            Rights of Holders to Receive Installment Payments.

Notwithstanding anything to the contrary elsewhere in the Indenture, the right of any Holder to receive Installment Payments on its Notes, on or after the respective due date, or to bring suit for the enforcement of any such payment, will not be impaired or affected without the consent of such Holder and will not be subject to the requirements of Section 6.06 hereof.

Section 6.08                            Collection of Indebtedness; Suit for Enforcement by Trustee.

If an Event of Default specified in Section 6.02(a) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of Installment Payments on the Notes or Repurchase Price, as applicable, and such further amount as is sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, as well as any other amounts that may be due under Section 7.07 of the Base Indenture.

Section 6.09                            Trustee May Enforce Claims Without Possession of Notes.

All rights of action and claims under the Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

Section 6.10                            Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, will be entitled to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and, in the event that the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 of the Base Indenture.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 of the Base Indenture out of the estate in any such proceeding, will be denied for any reason, payment of the same will be secured by a lien on, and is paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained will be deemed to authorize the Trustee to authorize or consent to, or to accept or to adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.11                            Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under the Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.12                            Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.09 of the Base Indenture, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.13                            Delay or Omission Not a Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article VI or by law to the Trustee or to the Holders may be exercised from time to time and as often as may be deemed expedient by the Trustee (subject to the limitations contained in the Indenture) or by the Holders, as the case may be.

Section 6.14                            Priorities.

If the Trustee collects any money pursuant to this Article VI, it will pay out the money in the following order:

FIRST:  to the Trustee, its agents and attorneys for amounts due under Section 7.07 of the Base Indenture, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

SECOND:  to the Holders, for any amounts due and unpaid on the principal of and accrued and unpaid interest on any Note, without preference or priority of any kind, according to such amounts due and payable on all of the Notes for principal and interest; and

THIRD:  the balance, if any, to the Company or to such other party as a court of competent jurisdiction directs.

The Trustee may fix a record date and payment date for any payment to the Holders pursuant to this Section 6.14.  If the Trustee so fixes a record date and a payment date, at least 15 days prior to such record date, the Company will deliver to each Holder and the Trustee a written notice, which notice will state such record date, such payment date and the amount of such payment.

Section 6.15                            Undertaking for Costs.

All parties to the Indenture agree, and each Holder, by such Holder’s acceptance of a Note, shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under the Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, however, that the provisions of this Section 6.15 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder pursuant to Section 6.07, or to any suit by a group of Holders pursuant to Section 6.07, holding in the aggregate more than 10% in aggregate principal amount of the Notes then Outstanding.

Section 6.16                            Waiver of Stay, Extension and Usury Laws.

The Company covenants that, to the extent that it may lawfully do so, it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of the Indenture; and the Company, to the extent that it may lawfully do so, hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will instead suffer and permit the execution of every such power as though no such law has been enacted.

Section 6.17                            Notices from the Trustee.

Notwithstanding anything to the contrary in the Base Indenture, including Section 7.05, whenever a Default occurs and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee must mail notice of such Default to the Holders within 90 days after the date on which such Default first occurred or if not known until after the 90th day, as soon as is reasonably practicable.  Except in the case of a Default in the payment of an Installment Payment on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders.

ARTICLE VII
CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 7.01                            Covenant Not to Consolidate or Merge, Convey, Transfer or Lease Property Except Under Certain Conditions.  Article V of the Base Indenture shall not apply with respect to the Notes, and this Article VII supersedes the entirety thereof, with respect to the Notes.  With respect to the Notes, references in the Base Indenture to Article V of the Base Indenture are deemed replaced with references to this Article VII.

The Company shall not (1) consolidate or merge with or into another Person or (2) sell, assign, transfer, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to another Person unless:

(a)                                 the successor entity (the “Successor Company”), if not the Company, is (and, if the Company remains a party to the Notes and the Indenture after giving effect to such transaction and the requirements in respect thereof under the Indenture) a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia, and the Successor Company, if not the Company, expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(b)                                 the obligor under the Indenture will not, immediately after the relevant transaction, be in default in the performance of its covenants and conditions under the Units or the Notes; and

(c)                                  the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, subject to customary qualifications and assumptions, each stating that such transaction and such modifications to the Indenture, if any, comply with the requirements therefor under this Article VII.

This Section 7.01 shall not apply to any sale, assignment, transfer, lease or other disposition of assets between or among the Company and its Subsidiaries.

Section 7.02                            Successor Corporation to Be Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole in a transaction that is subject to, and that complies with the provisions of, Section 7.01 hereof, the Successor Company formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease or other disposition, the provisions of the Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company, and in the case of such consolidation, merger, sale, or other disposition (other than a lease), the predecessor Company shall be released from all obligations and covenants under the Indenture and the Notes), and may exercise every right and power of the Company under the Indenture with the same effect as if such successor Person had been named as the Company herein.

In case of any such consolidation, merger, conveyance, transfer or lease, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.

ARTICLE VIII
SUPPLEMENTAL INDENTURES

Section 8.01                            Supplemental Indentures Without Consent of Holders.  Section 9.01 of the Base Indenture shall not apply with respect to the Notes, and this Section 8.01 shall replace Section 9.01 of the Base Indenture in its entirety, with respect to the Notes.  With respect to the Notes, references in the Base Indenture to Section 9.01 of the Base Indenture are deemed replaced with references to this Section 8.01 hereof.

Notwithstanding Section 8.02 of this Supplemental Indenture, the Company and the Trustee may amend or supplement the Indenture (with respect to the Notes) or the Notes (whether or not part of a Unit) without the consent of any Holder of Notes:

(a)                                 to evidence the succession by a successor corporation and to provide for the assumption by a successor of the Company’s obligations under the Indenture;

(b)                                 to provide additional rights or benefits to the Holders or to surrender any right or power conferred on the Company;

(c)                                  to comply with any requirement of the SEC in connection with any qualification of the Indenture under the TIA;

(d)                                 to secure the Notes;

(e)                                  to add guarantees with respect to the Notes;

(f)                                   to evidence and provide for the acceptance of appointment with respect to the Notes by a successor Trustee in accordance with the Indenture;

(g)                                  to cure any ambiguity, omission, defect or inconsistency in the Indenture or the Notes; and

(h)                                 to make any change that does not adversely affect the rights of any Holder in any material respect; provided that any amendment to conform the terms of the Indenture to the description thereof in the Preliminary Prospectus Supplement, as supplemented by the Issuer Free Writing Prospectus, will not be deemed to be adverse to any Holder.

Upon the request of the Company accompanied by a resolution of its Board of Directors and upon receipt by the Trustee of the documents described in Sections 11.04 and 9.06 of the Base Indenture, the Trustee shall join with the Company in the execution of such amended or supplemental indenture pursuant to this Section 8.01, unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

Section 8.02                            Supplemental Indentures With Consent of Holders.  Section 9.02 of the Base Indenture shall not apply with respect to the Notes, and this Section 8.02 shall replace Section 9.02 of the Base Indenture in its entirety, with respect to the Notes.  With respect to the Notes, references in the Base Indenture to Section 9.02 of the Base Indenture are deemed replaced with references to Section 8.02 hereof.

(a)                                 Except as provided below in this Section 8.02, the Company and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in principal aggregate amount of the Notes (whether or not part of a Unit) Outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes (whether or not part of a Unit)), and, subject to Section 6.03 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on the Notes, except a Payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal aggregate amount of the Notes (whether or not part of a Unit) Outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes (whether or not part of a Unit)).

(b)                                 Upon the request of the Company accompanied by a resolution of its Board of Directors and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 11.04 and 9.06 of the Base Indenture, the Trustee shall join with the Company in the execution of such amended or supplemental indenture pursuant to this Section 8.02, unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

(c)                                  It is not necessary for the consent of the Holders under this Section 8.02 to approve the particular form of any proposed amendment or waiver, but it is sufficient if such consent approves the substance thereof.

(d)                                 Subject to Section 6.03 hereof, the Holders of a majority in aggregate principal amount of the Notes (whether or not part of a Unit) then Outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of the Indenture or the Notes. However, without the consent of each Holder of Notes Outstanding, an amendment, supplement or waiver under this Section 8.02 may not (with respect to any Notes held by a non-consenting Holder):

(i)                                     change any Installment Payment Date or the amount owed on any Installment Payment Date;

(ii)                                  reduce the principal amount of the Notes or the rate of interest thereon;

(iii)                               reduce the percentage in principal amount of Notes then Outstanding the consent of whose Holders is required for any supplemental indenture hereto or for any waiver of compliance with provisions of the Indenture or Events of Default and their consequences provided for herein;

(iv)                              change the ranking of the Notes;

(v)                                 make the Notes payable in a currency other than that stated in the Notes;

(vi)                              reduce the Repurchase Price or amend or modify in any manner adverse to the Holders the Company’s obligation to make payment of the Repurchase Price or give notices in respect thereof;

(vii)                           impair the right to institute suit for the enforcement of the Notes; or

(viii)                        make any change in the percentage of Holders required to consent to any amendment, modification or waiver of any provision of the Indenture or make any change to this sentence.

Section 8.03                            Notice of Amendment or Supplement.  After an amendment or supplement under this Article VIII becomes effective, the Company shall mail to the Holders a notice briefly describing such amendment or supplement.  However, the failure to give such notice to all the Holders, or any defect in the notice, shall not impair or affect the validity of the amendment or supplement.

ARTICLE IX
REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER

Section 9.01                            Offer to Repurchase.  If a Fundamental Change occurs, the Company elects to exercise its Early Mandatory Settlement Right or the Company elects to exercise an Acquisition Termination Redemption, in each case with respect to the Purchase Contracts pursuant to the terms of the Purchase Contract Agreement, then each Holder of Notes shall have the right (the “Repurchase Right”) to require the Company to repurchase some or all of its Notes, whether any such Note is a Separate Note or a component of a Unit, for cash at the Repurchase Price per Note to be repurchased on the Repurchase Date, pursuant to Section 9.03. The Company shall not be required to repurchase a portion of a Note.

Section 9.02                            Notice to Trustee and Holders. If a Fundamental Change occurs, the Company elects to exercise its Early Mandatory Settlement Right or the Company causes an Acquisition Termination Redemption, in each case with respect to the Purchase Contracts pursuant to the terms of the Purchase Contract Agreement, the Company shall provide the Trustee and the Holders of the Notes with a copy of the notice of a Fundamental Change, Early Mandatory Settlement Notice or Acquisition Redemption Notice, as applicable, in each case delivered pursuant to the Purchase Contract Agreement.

Section 9.03                            Procedures for Exercise.

(a)                                 To exercise the Repurchase Right, a Holder must deliver, at or prior to the Close of Business on the Business Day immediately preceding the Repurchase Date, the Notes to be repurchased (or the Units if the relevant Notes have not been separated from the Units into their constituent components) to the Paying Agent, together with a duly completed written Repurchase Notice, in each case in accordance with the Applicable Procedures, unless the Notes are Certificated Notes (or the Units are not in the form of Global Units, as the case may be), in which case such Holder must deliver the Notes to be repurchased (or Units) to the Paying Agent or Trustee, duly endorsed for transfer to the Company, together with a Repurchase Notice, to the Paying Agent or Trustee.

(b)                                 The Repurchase Notice must state the following:

(i)                                     if Certificated Notes or Units have been issued, the certificate numbers of the Notes or Units, or if not certificated, the Repurchase Notice must comply with the Applicable Procedures;

(ii)                                  the number of Notes to be repurchased; and

(iii)                               that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and the Indenture.

Section 9.04                            Withdrawal of Repurchase Notice

(a)                                 A Holder may withdraw any Repurchase Notice (in whole or in part) by a written, irrevocable notice of withdrawal delivered to the Trustee, prior to the Close of Business on the Business Day immediately preceding the Repurchase Date and by complying with the Applicable Procedures, in the case of Global Notes (or Global Units).

(b)                                 The Notice of withdrawal must state the following:

(i)                                     the number of Notes to be withdrawn;

(ii)                                  if Certificated Notes or Units have been issued, the certificate numbers of the Notes or Units, as applicable, or if not certificated, the notice of withdrawal must comply with the Applicable Procedures; and

(iii)                               the number of Notes, if any, that remain subject to the Repurchase Notice.

Section 9.05                            Effect of Repurchase

(a)                                 The Company shall be required to repurchase on the Repurchase Date, the Notes with respect to which the Repurchase Right has been exercised and not validly withdrawn.  To effectuate such repurchase, the Company shall deposit immediately available funds with the Paying Agent on the later of (i) the Repurchase Date and (ii) the time of book-entry transfer or delivery of the Notes or Units.

(b)                                 If the Trustee holds money on the Repurchase Date sufficient to pay the Repurchase Price with respect to those Notes for which the Repurchase Right has been exercised, then (i) such Notes shall cease to be outstanding and interest shall cease to accrue thereon (whether or not book-entry transfer of the Notes or Units, as applicable, is made or whether or not the Notes or Units, as applicable, are delivered as required herein), and (ii) all other rights of the Holder shall terminate (other than the right to receive the Repurchase Price and, if the Repurchase Date falls between a Regular Record Date and the corresponding Installment Payment Date, the related Installment Payment); provided, however, that if the Repurchase Date falls after a Regular Record Date and on or prior to the immediately succeeding installment Payment Date, then the Installment Payment payable on such Installment Payment Date will be paid on such Installment Payment Date to the Holder as of the Close of Business on such Regular Record Date and shall be deducted from the Repurchase Price per note.

(c)                                  The Company shall, in connection with any repurchase offer pursuant to this Article IX, if required by applicable provisions of the Exchange Act or SEC regulations thereunder, (i) comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable, and (ii) file a Schedule TO or any other required schedule under the Exchange Act.

(d)                                 Notwithstanding anything to the contrary herein, no Notes may be repurchased at the option of Holders if the principal amount thereof has been accelerated, and such acceleration has not been rescinded, on or prior to the Repurchase Date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Repurchase Price with respect to such Notes).

ARTICLE X
TAX TREATMENT

Section 10.01                                       Tax Treatment.  The Company, each Holder and each Beneficial Owner (for U.S. federal income tax purposes) by its acquisition of a beneficial interest in the Notes agrees, for U.S. federal income tax purposes, to treat the Notes as indebtedness of the Company.

ARTICLE XI
MISCELLANEOUS

Section 11.01                                       Effect on Successors and Assigns.  Notwithstanding anything to the contrary in the Base Indenture, all agreements of the Company, the Trustee, the Registrar and the Paying Agent in the Indenture and the Notes will bind their respective successors.

Section 11.02                                       Governing Law; Waiver of Trial by Jury.  Notwithstanding Section 11.08 of the Base Indenture, the Notes and the Indenture and any claim, controversy or dispute arising under or related to the Indenture or the Notes, shall be governed by, and construed in accordance with, the laws of the State of New York.

ALL PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.03                                       No Security Interest Created.  Nothing in the Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest with respect to the Notes under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 11.04                                       Trust Indenture Act.  If any provision hereof limits, qualifies or conflicts with a provision of the TIA that is required thereunder to be a part of and govern the Indenture, the latter provision shall control.  If any provision of the Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to the Indenture as so modified or to be excluded, as the case may be.

Section 11.05                                       Benefits of Supplemental Indenture.  Nothing in this Supplemental Indenture or in the Notes, expressed or implied, will give to any Person, other than the parties hereto, any Paying Agent, any authenticating agent, any Registrar or their successors hereunder or the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 11.06                                       Calculations.  The Company shall be responsible for making all calculations called for under the Notes.  The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Holders of Notes.  The Company shall provide a schedule of its calculations to each of the Trustee and the Purchase Contract Agent, and each of the Trustee and the Purchase Contract Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification.  The Trustee will forward the Company’s calculations to any Holder upon the written request of that Holder.

Section 11.07                                       Execution in Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 11.08                                       Ratification of Base Indenture.  The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein provided.  For the avoidance of doubt, each of the Company and each Holder of Notes, by its acceptance of such Notes, acknowledges and agrees that all of the rights, privileges, protections, immunities and benefits afforded to the Trustee under the Base Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.

Section 11.09                                       The Trustee.  The recitals in this Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this Supplemental Indenture as fully and with like effect as set forth in full herein.

Section 11.10                                       No Recourse Against Others.  No director, officer, employee, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Notes, the Indenture or any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder, by accepting a Note, waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

[SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

DYNEGY INC.

By:	/s/ Robert C. Flexon
Name:	Robert C. Flexon
Title:	President and Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Shawn Goffinet
Name:	Shawn Goffinet
Title:	Assistant Vice President

EXHIBIT A

[FORM OF NOTE]

[INCLUDE IF A GLOBAL NOTE]

[THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO., AS NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. THIS GLOBAL NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

DYNEGY INC.
7.00% SENIOR AMORTIZING NOTES
DUE JULY 1, 2019

CUSIP No.: 26817R306

ISIN No.: US26817R3066

No.	[Initial] Number of Notes: [ ]

Dynegy Inc., a Delaware corporation (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the initial principal sum of $18.94911 for each of the number of Notes set forth [above][in Schedule A hereto], in quarterly installments of $1.7500 per Note (except for the October 1, 2016 installment, which shall be $1.94444 per Note) (each such payment, an “Installment Payment,” constituting a payment of interest at the rate per year of 7.00% and a partial repayment of principal) payable on each January 1, April 1, July 1 and October 1, commencing on October 1, 2016 (each such date, an “Installment Payment Date” and the period from, and including, June 21, 2016 to, but excluding, the first Installment Payment Date and each subsequent full quarterly period from and including an Installment Payment Date to, but excluding, the immediately succeeding Installment Payment Date, an “Installment Payment Period”), all as set forth on the reverse hereof.  Notwithstanding the foregoing, the amount of any Installment Payment for any Installment Payment Period shall be increased by the amount of additional interest, if any, payable for such Installment Payment Period as provided in the Indenture hereinafter referred to.

The Installment Payment on any Installment Payment Date shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If an installment is payable for any period shorter or longer than a full Installment Payment Period, such installment shall be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment is payable is not a Business Day, then payment of the installment on such date will be made on the next succeeding day that is a Business Day, and without any interest or other payment in respect of any such delay. However, if such Business Day is in the next succeeding calendar year, then such Installment Payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date when such Installment Payment was originally due.

Installment Payments shall be paid to the person in whose name the Note is registered, with limited exceptions, at the Close of Business on the March 15, June 15, September 15 or December 15, as applicable, immediately preceding the relevant Installment Payment Date. Installment Payments shall be payable at the office or agency of the Company maintained for that purpose in the continental United States; provided, however, that payment of Installment Payments may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Holder entitled to payment.

This Note shall not be entitled to any benefit under the Indenture hereinafter referred to or be valid or obligatory for any purpose until the Certificate of Authentication shall have been signed by or on behalf of the Trustee.

The provisions of this Note are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, DYNEGY INC. has caused this instrument to be signed manually or by facsimile by one of its duly authorized Officers.

Dated: [      ]

DYNEGY INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within mentioned Indenture.

Date of authentication:

Wilmington Trust, National Association, as Trustee under the Indenture

By:
Authorized Signatory

[REVERSE OF NOTE]

DYNEGY INC.

This Amortizing Note is one of a duly authorized series of Securities of the Company designated as its 7.00% Senior Amortized Notes due 2019 (herein sometimes referred to as the “Notes”), issued under the indenture, dated as of June 21, 2016, between the Company and Wilmington Trust, National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture) (the “Base Indenture”) as supplemented by the First Supplemental Indenture, dated as of June 21, 2016, between the Company and the Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders. The terms of other series of Securities issued under the Base Indenture may vary with respect to interest rates, issue dates, maturity, redemption, repayment, currency of payment and otherwise as provided in the Base Indenture. The Base Indenture further provides that securities of a single series may be issued at various times, with different maturity dates and may bear interest at different rates. This series of Securities is limited in aggregate principal amount as specified in the Supplemental Indenture.

Each Installment Payment shall constitute a payment of interest (at a rate of 7.00% per annum) and a partial repayment of principal on the Note, allocated as set forth in the schedule below:

Scheduled Installment Payment Date	Amount of Principal per Note	Amount of Interest per Note
October 1, 2016	$1.57599	$0.36845
January 1, 2017	$1.44597	$0.30403
April 1, 2017	$1.47128	$0.27872
July 1, 2017	$1.49702	$0.25298
October 1, 2017	$1.52322	$0.22678
January 1, 2018	$1.54988	$0.20012
April 1, 2018	$1.57700	$0.17300
July 1, 2018	$1.60460	$0.14540
October 1, 2018	$1.63268	$0.11732
January 1, 2019	$1.66125	$0.08875
April 1, 2019	$1.69032	$0.05968
July 1, 2019	$1.71990	$0.03010

Notwithstanding the foregoing, the amount of any Installment Payment for any Installment Payment Period shall be increased by the amount of additional interest, if any, payable for such Installment Payment Period as provided in the Indenture.

The Notes shall not be subject to redemption at the option of the Company, and no sinking fund is provided for the Notes.  However, a Holder shall have the right to require the Company to repurchase some or all of its Notes for cash at the Repurchase Price per Note, and on the Repurchase Date, upon the occurrence of certain events, and subject to the conditions set forth in the Indenture.

This Note is not entitled to the benefit of any sinking fund. The Indenture contains provisions for legal defeasance and covenant defeasance at any time of the Indenture and this Note upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

If an Event of Default with respect to the Notes shall occur and be continuing, then (unless no declaration of acceleration or notice is required for such Event of Default) either the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare all future, scheduled Installment Payments to be due and payable immediately, in the manner, subject to the conditions and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee, with the consent of the holders of a majority in principal amount of the Notes at the time outstanding, to execute supplemental indentures for certain purposes as described therein.

Obligations Unconditional. No provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay Installment Payments, if applicable, on this Note at the time, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

Additional Terms. The Notes are originally being issued as part of the Company’s 7.00% Tangible Equity Units (the “Units”) issued pursuant to that certain Purchase Contract Agreement, dated as of June 21, 2016, between the Company, and Wilmington Trust, National Association, as Purchase Contract Agent and as Trustee of the Indenture (the “Purchase Contract Agreement”).  Holders of the Units have the right to separate such Units into their constituent parts, consisting of Separate Purchase Contracts (as defined in the Purchase Contract Agreement) and Separate Notes, during the times, and under the circumstances described in the Purchase Contract Agreement. Following separation of any Unit into its constituent Separate Purchase Contract and Separate Note, the Separate Notes are transferable independently from the Separate Purchase Contracts. In addition, Separate Notes can be recombined with Separate Purchase Contracts to recreate Units, as provided for in the Purchase Contract Agreement. Reference is hereby made to the Purchase Contract Agreement for a more complete description of the terms thereof applicable to the Units and Notes.

Transfer and Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note shall be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the continental United States, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his or her attorney duly authorized in writing, and thereupon the Company shall execute and the Trustee shall authenticate and deliver in the name of the transferee or transferees a new Note or Notes in authorized denominations and for a like aggregate principal amount.

The Notes are initially issued in registered, global form without coupons in denominations initially equal to $18.94911 and integral multiples in excess thereof.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Issuer or the Trustee may treat the Holder in whose name this Note is registered as the absolute owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Note and the Indenture, and any claim, controversy or dispute arising under or related to the Indenture or this Note, shall be governed by, and construed in accordance with, the laws of the State of New York.

All terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

No recourse shall be had for the payment of any Installment Payment on this Note, or for any claim based hereon, or upon any obligation, covenant or agreement of the Company in the Indenture, against any incorporator, stockholder, officer or director, past, present or future of the Company or of any predecessor or successor corporation, either directly or through the Company or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment of penalty or otherwise; and all such personal liability is expressly released and waived as a condition of, and as part of the consideration for, the issuance of this Note.

The Company, each Holder and each Beneficial Owner (for U.S. federal income tax purposes) by its acquisition of a beneficial interest in the Notes agrees, for U.S. federal income tax purposes, to treat the Notes as indebtedness of the Company.

A copy of the Indenture is available for inspection at the office of the Trustee.

In the event of any inconsistency between the provisions of this Note and the provisions of the Indenture, the Indenture shall prevail.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer this Note on the books of the Company.  The agent may substitute another to act for him or her.

Date:

Signature:

Signature Guarantee

(Sign exactly as your name appears on the other side of this Note)

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act of 1934, as amended.

By:
Name:
Title:

as Trustee

By:
Name:
Title:

Attest:

By:
Name:
Title:

FORM OF REPURCHASE NOTICE

TO: Dynegy Inc. and Wilmington Trust, National Association, as Trustee

The undersigned registered Holder hereby irrevocably acknowledges receipt of a notice from Dynegy Inc. (the “Company”) regarding the right of Holders to elect to require the Company to repurchase the Notes and requests and instructs the Company to repay the entire principal amount of the number of Notes below designated, in accordance with the terms of the Indenture and the Notes, together with accrued and unpaid interest to, but excluding, the Repurchase Date to the registered holder hereof.  Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the indenture, dated as of June 21, 2016, between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”) as supplemented by the First Supplemental Indenture, dated as of June 21, 2016, between the Company and the Trustee (such indenture, as so supplemented, the “Indenture”).

The Notes shall be repurchased by the Company as of the Repurchase Date pursuant to the terms and conditions specified in the Notes and the Indenture.

Dated:

Signature:

NOTICE: The above signature of the Holder hereof must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatever.

Notes Certificate Number (if applicable):

Number of Notes to be repurchased (if less than all, must be one Note or integral multiples in excess thereof):

Social Security or Other Taxpayer Identification Number:

SCHEDULE A

[INCLUDE IF A GLOBAL NOTE]

SCHEDULE OF INCREASES OR DECREASES IN THE NOTE

The initial number of Notes evidenced by this certificate is [  ]. The following increases or decreases in this Note have been made:

Date	Amount of decrease in number of Notes evidenced hereby	Amount of increase in number of Notes evidenced hereby	Number of Notes evidenced hereby following such decrease (or increase)	Signature of authorized officer of Trustee